SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 30, 2003
(September 27, 2003)

Date of Report
(Date of earliest event reported)

POET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28017 (Commission File No.)	94-3221778 (IRS Employer Identification No.)

1065 E. Hillsdale Blvd., Suite 205, Foster City, California 94404

(Address of principal executive offices, including zip code)

(650) 212-3100

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Events and Regulation FD Disclosure.

     On September 27, 2003, Poet Holdings, Inc., a Delaware corporation (the “Company”), Versant Corporation, a California corporation (“Versant”) and Poet Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Versant (“Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Versant (the “Merger”). Upon consummation of the Merger, each outstanding share of the Company’s common stock will be exchanged for 1.4 shares of Versant common stock, and options and warrants to purchase the Company’s common stock will be exchanged for options to purchase shares of Versant common stock according to the same exchange ratio. The proposed Merger is intended to qualify as a tax-free reorganization. The Merger Agreement calls for Versant to reduce the size of its Board of Directors to five directors upon effectiveness of the Merger, with the board of directors immediately after consummation of the Merger to be composed of two directors from the Company and three directors (including Versant’s CEO, Nick Ordon) from Versant. The transaction is expected to be completed in the first calendar quarter of 2004. If the Merger Agreement is terminated without consummation of the Merger in certain circumstances, a party to the Merger would become obligated to pay the other party certain termination fees as described in the Merger Agreement ranging from $500,000 to $1,000,000.

     In connection with the execution of the Merger Agreement, Versant and Vertex Technology Fund, Ltd., Vertex Technology Fund (II), Ltd. and the Joseph M. Cohen Family Limited Partnership (collectively, the “Preferred Shareholders”) have entered into a Preferred Stock Conversion Agreement (the “Conversion Agreement”) pursuant to which the Preferred Shareholders have agreed to vote for certain actions that would cause their 1,313,743 outstanding shares of Versant Series A Preferred Stock to be converted into shares of Versant common stock effective upon consummation of the Merger with the Company. The conversion of the Preferred Shareholders’ shares of Series A Preferred Stock would occur at an increased conversion rate that would result in each such share of Series A Preferred Stock being converted into three shares of Versant common stock. Currently, each outstanding share of Versant’s Series A Preferred Stock is convertible into two shares of common stock. In addition, in exchange for this agreement to convert, effective upon such conversion, warrants to purchase a total of 1,313,743 shares of Versant common stock held by the Preferred Shareholders would be amended to reduce the exercise price of such warrants from $2.13 to $1.66 per share of common stock and to extend the term of such warrants by one year.

     For additional information, reference is made to the press release and an ad hoc notice issued by the Company on September 29, 2003 and attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively. See “Index to Exhibits.”

     Each of the Merger Agreement and the Conversion Agreement are attached as exhibits to this report. The foregoing description is qualified in its entirety by reference to the full text of such exhibits. The Merger is subject to several conditions, including approval by both companies’ stockholders and the registration of the Versant shares to be issued in the Merger with the U.S. Securities and Exchange Commission.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

	99.1	Press Release dated September 29, 2003.

	99.2	Text of ad hoc notice dated September 29, 2003.

	99.3*	Agreement and Plan of Merger dated as of September 27, 2003, among Versant Corporation, Poet Holdings, Inc. and Poet Acquisition, Inc.

	99.4*	Preferred Stock Conversion Agreement dated as of September 26, 2003 by and among Versant Corporation, Vertex Technology Fund, Ltd., Vertex Technology Fund (II), Ltd. and the Joseph M. Cohen Family Limited Partnership.

* Incorporated by reference from report on Form 8-K filed on September 29, 2003 by Versant Corporation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: September 30, 2003

POET HOLDINGS, INC.

By:	/s/ Jochen Witte Name: Jochen Witte Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 29, 2003.

99.2	Text of ad hoc notice dated September 29, 2003.

99.3*	Agreement and Plan of Merger dated as of September 27, 2003, among Versant Corporation, Poet Holdings, Inc. and Poet Acquisition, Inc.

99.4*	Preferred Stock Conversion Agreement dated as of September 26, 2003 by and among Versant Corporation, Vertex Technology Fund, Ltd., Vertex Technology Fund (II), Ltd. and the Joseph M. Cohen Family Limited Partnership.

* Incorporated by reference from report on Form 8-K filed on September 29, 2003 by Versant Corporation